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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                   ----------------

                                       FORM 8-A/A

                  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                           SECURITIES EXCHANGE ACT OF 1934

                                   AMENDMENT NO. 1

                                 RAYCHEM CORPORATION
         -------------------------------------------------------------------
               (Exact name of Registrant as specified in its charter)


                 Delaware                                94-1369731
       ------------------------------               -------------------
       (Jurisdiction of incorporation                (I.R.S. Employer
             or organization)                       Identification No.)

         300 Constitution Drive
         Menlo Park, California                             94025
    ----------------------------------------        -------------------
    (Address of principal executive offices)            (Zip Code)


 If this Form relates to the             If this Form relates to the
 registration of a class of securities   registration of a class of securities
 pursuant to Section 12(b) of the        pursuant to Section 12(g) of the
 Exchange Act and is effective pursuant  Exchange Act and is effective pursuant
 to General Instruction A.(c), check     to General Instruction A.(d), check
 the following box. / /                  the following box. / /

Securities to be registered pursuant to Section 12(b) of the Act:

                                                                   Name of each exchange on
   Title of each class to be so  registered                  which each class is to be registered
   ----------------------------------------                  ------------------------------------
 Preferred Share Purchase Rights pursuant to Rights                 New York Stock Exchange
 Agreement.

Securities Act registration statement file number to which this form relates:_________________
              (If Applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                    Not Applicable
                             ----------------------------
                                   (Title of class)

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                   INFORMATION REQUIRED IN REGISTRATION STATEMENT


          The undersigned Registrant hereby amends the following items, exhibits or other portions of its Application for Registration on Form 8-A dated December 14, 1998 for its Preferred Share Purchase Rights pursuant to Rights Agreement, as set forth in the pages attached hereto.

Item 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

          Item 1 of the Form 8-A dated December 14, 1998 (as so amended, the "Form 8-A/A") filed by Raychem Corporation, a Delaware corporation (the "Company"), is hereby amended to include the following:

     On May 19, 1999, the Company entered into an Agreement and Plan of Merger and Reorganization with Tyco International Ltd., a Bermuda company ("Tyco"), and Tyco International (PA) Inc., a Nevada corporation and a wholly-owned subsidiary of Tyco, pursuant to which the Company will merge with and into Tyco International (PA) Inc. (the "Merger").

     In the Merger, the Company's stockholders will receive aggregate consideration consisting of (i) cash equal to $18.50 multiplied by the number of shares of Company common stock outstanding at the effective time of the Merger and (ii) Tyco common shares equal to 0.2070 multiplied by the number of shares of Company common stock outstanding at such time. This cash and Tyco shares will be apportioned such that stockholders will receive for each of their shares of Company common stock merger consideration having a value of $18.50 plus the value of 0.2070 of a Tyco share. Stockholders may elect to receive this consideration in cash, Tyco shares or a combination of cash and Tyco shares. If more cash is elected than the aggregate available cash, there will be proration. Under the proration formula, stockholders will receive for Company shares as to which they have made a cash election cash and Tyco shares having the combined value per share of Company common stock stated above. Similarly, if more Tyco shares are elected than the aggregate available Tyco shares, stockholders will receive for shares of Company common stock as to which they have made a stock election a combination of
Tyco shares and cash.   Any stockholders who exercise rights of appraisal
will not receive the merger consideration described above, and the aggregate amount of cash payable to all other stockholders will be reduced by an amount equal to the number of shares as to which appraisal rights have been exercised multiplied by the value per share of Company common stock of the merger consideration. The value of a Tyco common share for all these purposes will be the weighted average sale prices per Tyco common share on the New York Stock Exchange on the three consecutive trading days beginning on the date of the Merger.

     Based upon the May 18, 1999 closing price of a Tyco share on the New York Stock Exchange of $89.375, $18.50 plus the value of .2070 of a Tyco share is equal to $37.00. Based upon the number of shares of the Company common stock outstanding as of May 18, 1999,


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                                     2


approximately $1.4 billion in cash and 16.1 million Tyco shares will be paid to Raychem's stockholders in the aggregate.

     Consummation of the Merger is subject to certain conditions, including receipt of the approval of the Merger by the stockholders of the Company and receipt of required regulatory approvals.

          In connection with the Merger Agreement, the Company executed the Amendment to Rights Agreement, dated as of May 19, 1999 (the "Rights Amendment"), between the Company and the Rights Agent. The Rights Amendment provides that Tyco, Tyco International (PA) Inc. and their affiliates will not become an "Acquiring Person" and that no "Distribution Date"; "Section
11.1.2 Event", "Section 13 Event", "Shares Acquisition Event", or "Triggering Event" (as such terms are defined in the Rights Agreement) will occur as a result of the approval, execution or delivery of the Merger Agreement or the consummation of the Merger.

Item 2.   EXHIBITS.

          The following exhibits are filed herewith (or incorporated herein by reference):

          1. Rights Agreement, dated as of December 11, 1998, between Raychem Corporation and Harris Trust and Savings Bank as Rights Agent, which includes: as Exhibit A thereto, the Form of Certificate of Designation, Preferences and Rights of Series RP Preferred Stock of Raychem Corporation; Exhibit B thereto, the Form of Right Certificate; and, as Exhibit C thereto, the Summary of Rights to Purchase Series RP Preferred Stock.*

          2. Amendment to Rights Agreement, dated as of May 19, 1999, between Raychem Corporation and Harris Trust and Savings Bank as Rights Agent.



--------------------

*Previously filed.

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                                  SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                              RAYCHEM CORPORATION



                              By:            /s/ Karen O. Cottle
                                 ----------------------------------------
                                   Name:     Karen O. Cottle
                                   Title:    Vice President, General Counsel and
                                             Secretary

Date: May 27, 1999


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                                    EXHIBIT INDEX

                                                                      Sequentially
 Exhibit No.                                                          Numbered Page
 -----------                                                          -------------
     1.      Rights Agreement, dated as of December 11, 1998,
             between Raychem Corporation and Harris Trust and
             Savings Bank as Rights Agent, which includes: as
             Exhibit A thereto, the Form of Certificate of
             Designation, Preferences and Rights of Series RP
             Preferred Stock of Raychem Corporation; Exhibit B
             thereto, the Form of Right Certificate; and, as
             Exhibit C thereto, the Summary of Rights to
             Purchase Series RP Preferred Stock.*

     2.      Amendment to Rights Agreement, dated as of May 19,
             1999, between Raychem Corporation and Harris Trust and Savings Bank as Rights Agent.




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* Previously filed.